Exhibit 14.1

CODE OF ETHICS

OF

MILL CITY VENTURES III, LTD.

SECTION I

STATEMENT OF PURPOSE AND APPLICABILITY

Mill City Ventures III, Ltd., a Minnesota corporation (the “Company”), is regulated as a business development company under the Investment Company Act of 1940 (as amended, the “Act”). Rule 17j-1 of the Act (the “Rule”), among other things, makes it unlawful for any Affiliated Person of the Company, in connection with the purchase or sale, directly or indirectly, by such Affiliated Person of any Security held or to be acquired by the Company:

(1) To employ any device, scheme or artifice to defraud the Company;

(2) To make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

(3) To engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on the Company; or

(4) To engage in any manipulative practice with respect to the Company.

Pursuant to the Rule, the Company has adopted this Code of Ethics (this “Code”) containing provisions it deems reasonably necessary to prevent those of its Affiliated Persons who are Access Persons from engaging in any of such prohibited acts. In addition, this Code will facilitate the generation and maintenance of a business culture consistent with high regard for values and ethics in the conduct of business, and will comprise a critical piece of the overall comprehensive compliance plan of the Company required under Rule 38a-1 of the Act.

SECTION II

DEFINITIONS

(A)	“Access Person” means any director, officer, partner, member or Advisory Person of the Company.

(B)	“Advisory Person of the Company” means:

(1)	any director, officer, member or employee of the Company (or of any company in a Control relationship to the Company), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

(2)	any natural person in a Control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

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(C)	“Affiliated Person” of another person means:

(1)	any person directly or indirectly owning, Controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(2)	any person 5% or more of whose outstanding voting securities are directly or indirectly owned, Controlled, or held with power to vote, by such other person;

(3)	any person directly or indirectly Controlling, Controlled by, or under common Control with, such other person;

(4)	any officer, director, partner, copartner, or employee of such other person;

(5)	if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

(6)	if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

(D)	“Beneficial Ownership” means beneficial ownership determined pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires.

(E)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person. Any such presumption may be rebutted by evidence in accordance with Section 2(a)(9) of the Act.

(F)	“Covered Security” means a Security, except that such term does not include:

(1) direct obligations of the Government of the United States;

(2)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or

(3) shares issued by open-end investment companies registered under the Act.

(G)	“Designated Officer” means the officer of the Company designated from time to time by the Company’s Board of Directors to be responsible for management of compliance with this Code. The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code.

(H)	“Disinterested Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

(I)	“Federal Securities Laws” means, in addition to the Act, the Investment Advisers Act of 1940, the Securities Act of 1933 (the “1933 Act”), the 1934 Act, Title V of the Gramm-Leach-Bliley Act, all rules adopted by the Securities and Exchange Commission (the “SEC”) under the foregoing statutes, those provisions of the Bank Secrecy Act that apply to investment companies and investment advisers, and any rules adopted under such provisions by the SEC or the Department of the Treasury.

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(J)	“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(K)	“Investment Personnel” means:

(1) any employee of the Company (or of any company in a Control relationship to the Company), who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and

(2) any natural person who Controls the Company and obtains information concerning recommendations made to the Company with regard to the purchase or sale of securities by the Company.

(L)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 promulgated thereunder.

(M)	“purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(N)	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(O)	“Security held or to be acquired by the Company” means:

(1) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Company; or (b) is being or has been considered by the Company for purchase by the Company; and

(2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (1) above.

(P)	“Third Party Account” means an account in which a Covered Security is held for the benefit of any individual or entity other than the Company with respect to which an Access Person exercises investment discretion or provides investment advice.

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SECTION III

STANDARDS OF CONDUCT

(A)	General Standards.

(1) No Access Person shall, in breach of any fiduciary duty he or she owes to the Company and its shareholders:

(a)	engage, directly or indirectly, in any business investment in a manner detrimental to the Company; or

(b)	use confidential information gained by reason of his or her employment by or affiliation with the Company in a manner detrimental to the Company.

(2)	At the time that an Access Person recommends or authorizes, or otherwise becomes aware of, the purchase or sale of a Covered Security by the Company, he or she shall disclose to the Designated Officer:

(a)	any Beneficial Ownership in such Covered Security that he or she has or proposes to acquire;

(b)	any interest he or she has or proposes to acquire in any Third Party Account in which such Covered Security is held; and

(c)	any interest in or relationship with the issuer of such Covered Security that he or she has or proposes to acquire.

(3)	Each Access Person must conduct his or her personal transactions in Securities in a manner that is consistent with this Code and that will avoid an abuse of his or her position of trust and responsibility within the Company.

(4)	No Access Person shall engage in any act, practice, or course of business that is in breach of the fiduciary duty of care, loyalty, honesty and good faith that he or she owes to the Company.

(5)	No Access Person shall, in connection with the purchase or sale, directly or indirectly, of any Security held or to be acquired by the Company, engage in any act, practice or course of business in violation of the Federal Securities Laws.

(B)	Prohibited Transactions.

(1)	General Prohibition. Unless an Access Person shall have obtained prior approval from the Designated Officer, no Access Person shall purchase or sell (or otherwise acquire or dispose of) direct or indirect Beneficial Ownership of any Covered Security if, at the time of such transaction, such Access Person becomes aware that such Covered Security is a Security held or to be acquired by the Company. If an Access Person becomes aware that the Company is considering the purchase or sale of a Covered Security, the Access Person must promptly notify the Designated Officer (in addition to the Board of Directors or committee thereof, if the board or any such committee is or will be involved in the approval of such Security to be acquired by the Company):

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(a)	any interest that he or she has in any outstanding Covered Security of the same issuer; and

(b)	any other interest in or relationship with the issuer that he or she has or proposes to acquire.

(2)	Gifts. No Access Person may accept any gift, favor, or service from any person with whom he or she transacts business on behalf of the Company, if to do so would conflict with the Company’s best interests or would impair the ability of such Access Person to remain disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Company.

(3)	Initial Public Offerings and Limited Offerings. Access Persons and Investment Personnel must obtain approval from the Designated Officer before directly or indirectly acquiring Beneficial Ownership in any Securities in an Initial Public Offering or Limited Offering. If the Designated Officer is the person whose acquisition requires such approval, he or she may obtain such approval from the Company’s Board of Directors.

(4)	Notifications and Approvals. The notifications and approvals required by this Section may be provided verbally so long as confirmed in writing as soon as possible thereafter with reasonable detail.

(5)	Other Conflicts of Interest – Conditions. In the event of any other conflict of interest relating to an actual or proposed transaction of the Company not covered by paragraph (1) through (4) above and involving a material financial interest of a director or officer (and not subject to other specific requirements or prohibitions under the Act or the rules thereunder), such transaction shall be approved or ratified only upon the affirmative vote of a majority of the directors serving on the Board of Directors who are independent of any such conflict and who have no material financial interest in the transaction.

SECTION IV

PROCEDURES TO IMPLEMENT CODE

The following reporting, review and record-keeping procedures have been established to assist avoiding a violation of this Code and to assist the Company in preventing, detecting, and imposing sanctions for violations of this Code. Questions regarding these procedures should be directed to the Designated Officer or, if more appropriate, any Disinterested Director or the Company’s legal counsel.

(A)	Reports to be filed by Access Persons.

(1)	Except as set forth in Section IV(B) below, each Access Person of the Company must complete, sign and file with the Designated Officer the following reports (collectively, the “Reports”).

(a)	Initial Holdings Reports. Not later than 10 days after he or she becomes an Access Person of the Company (or, upon initial adoption of this Code, within a reasonable amount of time thereafter), such Access Person shall file an Initial Report of Covered Security Holdings in the form of Schedule I hereto, the information in which must be current as of a date no more than 45 days prior to the date on which such person becomes an Access Person.

(b)	Quarterly Transaction Reports. Not later than 30 days after the end of each calendar quarter, each Access Person shall file a Quarterly Report of Covered Security Transactions in the form of Schedule II hereto.

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(b)	Annual Holdings Reports. Not later than 45 days after the end of each calendar year, each Access Person shall file an Annual Report of Covered Security Holdings in the form of Schedule III hereto, the information in which must be current as of the end of the most recently completed calendar year.

(2)	Disclaimer of Beneficial Ownership. Any Access Person may at any time or from time to time deliver to the Designated Officer a statement that his or her filing of any Report (or the delivery on his or her behalf of any broker trade confirmations or account statements in lieu of such Report) shall not be construed as an admission by such Access Person that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which such Report or such account statement relates.

(3)	Review of Reports. The Designated Officer shall review the Reports filed (or broker trade confirmations or account statements filed in lieu thereof) under this Code to determine whether any transactions disclosed therein constitute a violation of this Code. Before making any determination that a violation has been committed by any Access Person, the Designated Officer shall afford the Access Person an opportunity to supply additional explanatory material.

(B)	Exceptions from Reporting Requirements.

(1)	No Access Person need disclose in or file a Report with respect to transactions effected for, and Covered Securities held in, any account over which such person has no direct or indirect influence or Control.

(2)	A Disinterested Director who would be required to make a Report solely by reason of being a director of the Company need not make:

(a)	any Initial Holdings Report or Annual Holdings Report; or

(b)	any Quarterly Transaction Report, unless (i) he or she knew or (ii) in the ordinary course of fulfilling his or her duties as a director of the Company, should have known, that a Covered Security over which such Disinterested Director has Beneficial Ownership is a Security held or to be acquired by the Company (in which case such Report need only list each such Security held or to be acquired by the Company together with the number of shares or other indicia of Beneficial Ownership held therein by the Disinterested Director).

(3)	An Access Person need not file a Quarterly Transaction Report if the Report would duplicate information contained in broker trade confirmations or account statements received by the Designated Officer with respect to such Access Person within the time period required to file such Report, if all of the information required by such Report is contained in the broker trade confirmations or account statements, or in the records of the Company.

(4)	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to a program (such as a dividend reinvestment plan) in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

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(C)	Obligation to Report Violations. Every Access Person who becomes aware of a violation of this Code must report it to the Designated Officer (or, if more appropriate, to a Disinterested Director or the Company’s legal counsel), who shall report it to appropriate management personnel of the Company (or the Board of Directors of the Company). The Designated Officer (and any other person) and the management personnel (or the Board of Directors of the Company) to whom a violation is reported shall treat the report confidentially to the extent permitted by law, promptly investigate the matter, and take such disciplinary action as they consider appropriate under the circumstances. Any form of retaliation against a person who reports a violation is prohibited and constitutes a violation of this Code. The Board of Directors of the Company must be notified, in a timely manner, of remedial action taken with respect to violations of this Code.

(D)	Company Reports. No less often than annually, the Designated Officer shall furnish to the Company’s Board of Directors, and the Board of Directors must consider, a written report that:

(1)	describes any issues arising under this Code or the related procedures since the last report to the Board of Directors, including but not limited to information about material violations of this Code or related procedures and sanctions imposed in response to the material violations; and

(2)	certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(E)	Records. The Company shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a–2(f)(1) under the Act, and shall be available for examination by the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special, or other examination:

(1)	A copy of this Code and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

(2)	A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for at least five years after the end of the fiscal year in which such violation occurs;

(3)	A copy of each Report and any information provided in lieu of any Reports, shall be maintained for at least five years after the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

(4)	A record of all Access Persons and Designated Officers for the past five years shall be maintained in an easily accessible place;

(5)	A copy of each report provided by the Designated Officer to the Company’s Board of Directors pursuant to Section IV(D) shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the fiscal year in which such acquisition is approved.

(F)	Confidentiality. All reports, account statements, broker trade confirmations and other information filed or delivered to the Designated Officer or furnished to any other person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

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SECTION V

SANCTIONS

Upon determination that a violation of this Code has occurred, the appropriate management personnel of the Company may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator. Violations of this Code and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board of Directors of the Company.

SECTION VI

ACKNOWLEDGEMENT OF RECEIPT AND ANNUAL

CERTIFICATION OF COMPLIANCE

Upon becoming an Access Person, annually thereafter, and whenever this Code is amended, each Access Person shall sign and deliver to the Designated Officer an acknowledgement of receipt and certification of compliance with this Code and any amendments thereto in the form attached hereto as Exhibit A.

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EXHIBIT A

ACKNOWLEDGMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics of Mill City Ventures III. Ltd. dated March ____, 2013 (the “Code”). I have read and understand the Code and agree to be governed by it at all times. Further, if I have been subject to the Code during the preceding year, I certify that I have complied with the requirements of the Code and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

(Signature)

(Please print name)

(Date)

SCHEDULE I

INITIAL HOLDINGS REPORT

This Report is being filed pursuant to Section IV(A)(1)(a) of the Code of Ethics (the “Code”) of Mill City Ventures III, Ltd. Capitalized terms used in this Report have the meanings assigned to them in the Code.

In accordance with Section IV(A)(1) of the Code, I hereby certify that the following sets forth information regarding each Covered Security in which I have direct or indirect Beneficial Ownership (which information is current as of a date no more than 45 days prior to the date I became an Access Person), and with respect thereto, the name of any broker, dealer or bank with whom I maintain an account in which any Securities were held for my direct or indirect benefit as of the date I first became an Access Person.

Title of Covered Security	Interest Rate and Maturity Date (if applicable)	Number of Shares or Principal Amount	Name of Broker, Dealer or Bank	Account ID Number

(Signature)

(Please Print Name)

(Date of Report)

SCHEDULE II

QUARTERLY HOLDINGS REPORT

For the Calendar Quarter Ended _____________________

This Report is being filed pursuant to Section IV(A)(1)(b) of the Code of Ethics (the “Code”) of Mill City Ventures III, Ltd. Capitalized terms used in this Report have the meanings assigned to them in the Code.

I hereby certify that:

(i)	Part I below reports any transaction during the quarter in a Covered Security in which I had or acquired any direct or indirect Beneficial Ownership; and

(ii)	Part II below reports any account established in which any Securities were held during the quarter for my direct or indirect benefit.

PART I

TRANSACTIONS IN A COVERED SECURITY

Transaction Date	Title of Covered Security	Interest Rate and Maturity Date (if applicable)	Number of Shares or Principal Amount	Nature of Transaction (purchase, sale, other type of acquisition or disposition)	Unit Price of Covered Security	Total Price	Name of Broker, Dealer or Bank

PART II

ACCOUNTS ESTABLISHED DURING THE QUARTER

Name of Broker, Dealer or Bank	Date Account Established	Account ID Number

(Signature)

(Please Print Name)

(Date of Report)

SCHEDULE II

ANNUAL REPORT OF COVERED SECURITY HOLDINGS

For the Calendar Year Ended December 31, _________

This Report is being filed pursuant to Section IV(A)(1)(b) of the Code of Ethics (the “Code”) of Mill City Ventures III, Ltd. Capitalized terms used in this Report have the meanings assigned to them in the Code.

I hereby certify that the following sets forth each Covered Security in which I have direct or indirect Beneficial Ownership (which information is current as of the end of the most recently completed calendar year), and the name of any broker, dealer, or bank with whom I maintain an account in which any Securities are held for my direct or indirect benefit.

Title of Covered Security	Interest Rate and Maturity Date (if applicable)	Number of Shares or Principal Amount	Name of Broker, Dealer or Bank	Account ID Number

(Signature)

(Please Print Name)

(Date of Report)